Exhibit 99.1

Suntron Corp. Reports First Quarter 2004 Results

PHOENIX, AZ.- May 11, 2004-Suntron Corporation (NASDAQ: SUNN), a leading provider of integrated electronics manufacturing solutions, today reported revenue and operating results for the first quarter of 2004. The Company reported net sales of $100.7 million and a net loss of $4.3 million ($0.16 per share). These results include $0.7 million of restructuring charges related to severance, facility closure and relocation costs.

Net sales for the first quarter of 2004 were $100.7 million, an increase of $20.5 million from the $80.2 million reported in the first quarter of 2003. Sequentially, first quarter net sales increased $22.1 million, or 28%, from $78.6 million reported in the fourth quarter of 2003. Net sales increased in the first quarter of 2004 due to increased demand in semiconductor capital equipment and increased net sales from new customer wins.

Gross profit for the first quarter of 2004 was $3.0 million, an improvement of $7.3 million as compared to a loss of $4.3 million in the first quarter of 2003. The gross profit results in the first quarter of 2004 include restructuring costs of $0.1 million, while the negative gross profit reported in the first quarter of 2003 includes $0.3 million of restructuring charges. The improvement in gross profit was positively impacted by a $1.4 million reduction in depreciation expense, net sales growth and improved capacity utilization.

Selling, general and administrative expense (SG&A) for the first quarter of 2004 was unchanged at $5.6 million compared to the first quarter of 2003. Sequentially, SG&A decreased by $0.8 million compared to the fourth quarter of 2003, primarily due to a reduction in bad debt expense.

Operating loss for the first quarter of 2004 was $3.5 million, an improvement of $6.6 million as compared to an operating loss of $10.1 million recognized in the first quarter last year. The improvement in operating loss was primarily due to the factors positively impacting gross margins, partially offset by an increase in restructuring costs in the first quarter of 2004 of $0.6 million.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter of 2004 was $0.4 million, an improvement of $5.2 million as compared to EBITDA of negative $4.8 million recognized in the first quarter last year. The factors positively impacting operating loss were also primarily responsible for the improvement in EBITDA.

Net loss for the first quarter of 2004 was $4.3 million, an improvement of $6.2 million as compared to a net loss of $10.5 million recognized in the first quarter last year. The factors positively impacting operating loss were primarily responsible for the improvement in net loss.

Basic and diluted loss per share (EPS) for the first quarter of 2004 was $0.16 per share, an improvement of $0.22 per share from the loss of $0.38 per share recognized in the first quarter last year.

Cash flow from operating activities for the first quarter was negative $13.3 million, a decrease of $4.3 million as compared to $9.0 million of negative operating cash flow recognized in the first quarter last year. The primary reason for the negative operating cash flow in the first quarter of 2004 was an increase in working capital associated with the significant increase in net sales. At quarter-end, the Company had debt outstanding of $46.7 million as compared to $34.0 million at December 31, 2003.

“During the first quarter, Suntron experienced substantial sales growth. The growth was mainly driven by increased demand from customers in the semiconductor capital equipment industry, the acquisition of Trilogic and from increased revenues attributable to new customer wins. With higher net sales, we were able to improve margins due to an improvement in capacity utilization and by leveraging the Company’s corporate infrastructure,” said James Bass, Suntron president and chief executive officer. “In addition, we continued to win new business with 9 new high-quality customers in our targeted markets during the first quarter. We believe these customer wins are an indication of the value Suntron provides to its customers and a reflection of our reputation as the leader in manufacturing solutions for complex products in our targeted market segments,” said Mr. Bass.

“While we are excited with the Company’s rapid sales growth, we continue to focus on controlling costs, improving efficiency and increasing margins. In order to support the growth of our customers in the first quarter, Suntron hired nearly 500 employees and invested in additional working capital. As a result, we were not able to realize all the efficiencies associated with a larger sales base and expect to see efficiency improvements throughout 2004,” said Mr. Bass.

“We continue to see increased order strength from certain customers and increased demand from our new customers. As we look ahead to the second quarter, we expect net sales will be approximately 45-60% higher than the second quarter of 2003, or approximately 10-20% higher sequentially,” said Mr. Bass. “We expect to realize benefits from increased efficiency and higher capacity utilization and anticipate improvement in gross profit, operating income and EBITDA margins. Based on our current estimates, we expect EBITDA margins of 2-4% in the second quarter. We also expect positive net income and earnings per share of $0.01 to $0.04. We expect to have slightly negative cash flow from operations in the second quarter as we continue to support the growth of our customers by investing in additional working capital,” said Mr. Bass.

“We remain committed to our high-mix manufacturing model and believe Suntron is uniquely positioned to service customers that require complex manufacturing solutions in the aerospace & defense, semiconductor capital equipment, industrial and medical markets,” concluded Mr. Bass.

About Suntron Corporation
Suntron delivers complete manufacturing services and solutions to support the entire life cycle of complex products in the semiconductor capital equipment, aerospace and defense, medical and industrial markets. Headquartered in Phoenix, Arizona, Suntron operates seven full-service, assembly facilities and two quick-turn assembly facilities in North America. Suntron is involved in printed circuit card assembly, cable and harness production, plastic injection molding, sheet metal, product design, engineering services, and full systems integration and test. The Company has approximately 2,750 employees and contract workers.

Income Statement Summary
(Amounts in Thousands, Except Per Share Amounts)

	Q1	Q4	Q1
	2003	2003	2004
Net Sales	$80,164	$78,584	$100,671
Gross Profit (Loss)	(4,287)	1,056	2,973
SG&A Expense	5,609	6,391	5,609
Operating Loss	(10,102)	(5,522)	(3,456)
Net Loss	(10,530)	(6,111)	(4,279)
Net Loss Per Common Share	(0.38)	(0.22)	(0.16)

Selected Financial Data
(Dollars in Thousands)

	Q1	Q4	Q1
	2003	2003	2004
EBITDA	$(4,818)	$(65)	$378
Cash Flow from Operating Activities	(8,993)	(838)	(13,327)
Restructuring Related Benefit (Charges)	(335)	4,309	(719)
Working Capital (End of Period)	51,654	49,378	61,521

The primary measure of our operating performance is net income (loss). However, the Company’s lenders and many investment analysts believe that other measures of operating performance are relevant. One of these alternative measures is Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”). Management emphasizes that EBITDA is a non-GAAP measurement that excludes many significant items that are also important to understanding and assessing Suntron’s financial performance. Additionally, in evaluating alternative measures of operating performance, it is important to understand that there are no standards for these calculations. Accordingly, the lack of standards can result in subjective determinations by management about which items may be excluded from the calculations, as well as the potential for inconsistencies between different companies that have similarly titled alternative measures. In order to illustrate our EBITDA calculations, we have provided the details below of the calculation as follows:

Calculation of EBITDA
(Dollars in Thousands)

	Q1	Q4	Q1
	2003	2003	2004
Net loss	$(10,530)	$(6,111)	$(4,279)
Interest expense	480	755	849
Income tax expense	—	—	—
Depreciation and amortization	5,232	5,291	3,808

EBITDA	$(4,818)	$(65)	$378

Net Sales by Industry

	Q1	Q4	Q1
	2003	2003	2004
Semiconductor Capital Equipment	22%	29%	38%
Aerospace and Defense	39%	30%	26%
Industrial	20%	24%	23%
Medical	3%	4%	5%
Networking/Telecom	16%	13%	8%

Total	100%	100%	100%

Balance Sheet Summary
(Dollars in Thousands)

	March 30,	December 31,	March 28,
	2003	2003	2004
Cash and Equivalents	$78	$26	$20
Trade Receivables, Net	36,452	34,390	50,654
Inventories, Net	62,314	61,391	76,235
Other Current Assets	1,383	3,366	1,688
Property, Plant & Equipment, Net	57,708	43,494	40,244
Goodwill	6,964	9,627	9,638
Other Assets	3,147	2,352	2,106

Total Assets	$168,046	$154,646	$180,585

Accounts Payable	$34,903	$32,858	$50,781
Accrued Liabilities	13,072	16,896	12,626
Outstanding checks in excess of cash	598	41	3,669
Bank Debt	18,960	34,011	46,740
Other Long-term Liabilities	6,976	891	1,010
Stockholders’ Equity	93,537	69,949	65,759

Total Liabilities and Stockholders’ Equity	$168,046	$154,646	$180,585

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release contains forward-looking statements that relate to future events or performance. These statements reflect Suntron’s current expectations, and Suntron does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond Suntron’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions and specific conditions in the electronics industry, including the aerospace and semiconductor segments of the electronics industry; Suntron’s dependence upon a small number of customers; the Company’s ability to attract new customers and maintain existing customers; the results of the Company’s restructuring and cost reduction efforts; changes or cancellations in customer orders; the risks inherent with predicting revenue and earnings outcomes as well as other factors identified as “ Factors That May Affect Future Results” or otherwise described in Suntron’s filings with the Securities and Exchange Commission from time to time.

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Suntron Contacts:	Jim Bass	Peter Harper
	President and CEO	Chief Financial Officer

Chris Hendriksen or
Jennifer Walaitis
ir@suntroncorp.com